Press Release                                               Deutsche Bank
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                  Frankfurt am Main and New York, November 30, 1998

Deutsche Bank to Acquire Bankers Trust, Establishing Global Platform for Profitable Growth

Deutsche Bank AG ("Deutsche Bank" or the "Bank") and Bankers Trust
Corporation ("Bankers Trust") today announced that the Supervisory Board of Deutsche Bank and the Board of Directors of Bankers Trust have approved a definitive agreement for a transaction under which Deutsche Bank will acquire all outstanding shares of the common stock of Bankers Trust at a price of US $93.00 per share in cash. Deutsche Bank intends to finance the purchase price of US$10.1 billion (roughly DM 17 billion) partly by a capital increase for DM 4 billion. The remaining part of the purchase price will be financed with available liquid funds as well as by the issuance of various financing instruments such as participatory capital, bonds and convertible bonds or bonds with warrants on the Bank's own shares and third-party shares. The acquisition, which the parties expect to complete by May 1999, is subject to the approval of shareholders representing two-thirds of all Bankers Trust shares and of various worldwide regulatory authorities.

Bankers Trust

Bankers Trust operates extremely successfully, above all in business areas that form an ideal and broad supplement to Deutsche Bank's activities. There are few overlaps. Bankers Trust is strong in equities and bond trading and will further strengthen Deutsche Bank's position in the global market. In equity research, Bankers Trust brings with it a large number of qualified analysts, both in the United States and in Europe. Bankers


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Trust has an excellent position in high-yield debt financing, a business area that Deutsche Bank wants to expand further, particularly in Europe. Bankers Trust also has important expertise in corporate finance. In the last two years, Bankers Trust acquired the investment bank Wolfensohn & Co., with its large base of Fortune 200 scale clients, and Alex. Brown & Sons, Inc., with its strong client base of emerging growth companies, and combined them to form a major merger advisory and equity underwriting business.

Bankers Trust also has a particularly strong market position in two business areas with very stable income flows: asset management and securities custody. In the custody business, Deutsche Bank will be custodian for a securities volume of roughly DM 7 trillion after the acquisition. In the cross-border custody business, the Bank will thus become the world's second-largest custodian. In the rapidly expanding asset management business, Deutsche Bank will rise to fourth place with the acquisition of Bankers Trust, and thus attain an extremely competitive position.

Strategy

The aim of this combination is to continue and clearly confirm Deutsche Bank's corporate strategy. Deutsche Bank acts globally - from a position of strength in Europe - in those areas where its customers expect it to do so and where attractive growth opportunities are available worldwide, especially in asset management and custody. The U.S. market plays an important role for Deutsche Bank. Customers in Europe in particular expect Deutsche Bank to have a transatlantic presence. Deutsche Bank's current business in the United States will take on a new dimension immediately upon completion because it will be supported by the professional and established platform of Bankers Trust.

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At the forefront of the combination with Bankers Trust are additional growth prospects in profitable business areas. In addition, Deutsche Bank expects substantial savings from cost synergies, for example, in the joint development and use of information technology systems. From 2001 onward, these savings will amount to approximately DM 1.7 billion a year. Expected earnings per share, adjusted for the issuance of additional shares, should be 10% to 15% higher in 2001 as a result of the Bankers Trust acquisition.

Dr. Rolf-E. Breuer, Spokesman of the Board of Managing Directors of Deutsche Bank, said: "The business portfolio of Bankers Trust is an ideal complement to Deutsche Bank's own business portfolio. The combination creates a strategic presence and strengthens leadership positions in many business areas where we compete globally. We are convinced it is a first-class strategic match for both companies."

Frank Newman, Chairman of the Board of Bankers Trust, said: "This is truly an exciting time for the people of Bankers Trust. We are pleased to become part of what will be the world's leading financial services company in size and, we believe over time, in client service and capabilities. Together, we will have the ability to serve more clients, to serve them over their entire growth cycle and range of needs, and to serve them with exceptional quality and creativity."

Executive Assignments

To guarantee a rapid integration of the activities of Deutsche Bank and Bankers Trust, it is planned that, after completion of the transaction, Frank Newman will join Deutsche Bank's Group Board. He will assume operative responsibility jointly with Dr. Josef Ackermann

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for Group Division Global Corporates and Institutions (GCI). Dr. Ronaldo Schmitz
will remain - until the General Meeting in 2000 - on the Group Board and on the GCI Divisional Board.


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